EXHIBIT 23(e)



          INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Registration Statement of TUC Holding Company (to be known as Texas Utilities Company) on Form S-3 of our report dated February 10, 1997, on ENSERCH Corporation and subsidiary companies (ENSERCH) appearing in ENSERCH's Annual Report on Form 10-K and our report dated February 10, 1997 (March 7, 1997 as to the third paragraph of Note 4) on Enserch Exploration, Inc. and subsidiaries ("EEX") appearing in EEX's Annual Report on Form 10-K for the year ended December 31, 1996.



          /s/ Deloitte & Touche LLP


          Dallas, Texas
          August 4, 1997